Exhibit 99.1

Hooper Holmes Announces Third Quarter 2015 Financial Results

OLATHE, Kan.--(BUSINESS WIRE)--November 12, 2015--Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended September 30, 2015, reporting an 18% increase in revenues, a 15% improvement in gross profit and a significantly reduced net loss compared to the quarter ended September 30, 2014. The Company also filed an initial S-1 registration statement with the Securities and Exchange Commission to raise $4.0 million in capital through a rights offering to existing shareholders.

Consolidated revenues totaled $9.3 million for the third quarter of 2015, representing an increase of 18% from $7.9 million in the third quarter of 2014, due to additional revenue from the acquisition of Accountable Health Solutions, Inc. (AHS) and increased biometric screenings. The Company completed 139,000 biometric screenings during the third quarter of 2015, representing an increase of 17% from 119,000 biometric screenings completed in the third quarter of 2014. Gross profit totaled $2.1 million for the third quarter of 2015, representing an increase of 15% from $1.9 million in the third quarter of 2014, due to increased revenue and our expanded suite of health and wellness products and services. Margins were impacted by operational investments of $700 thousand during the third quarter 2015 for process improvements, oversight and staff training, which are expected to be leveraged as revenues increase.

Selling, general and administrative expense totaled $3.7 million for the third quarter of 2015 compared to $3.5 million in the third quarter of 2014. Excluding the impact of one-time events, the Company recorded a net loss of $1.6 million, or $0.02 per share, for the third quarter of 2015, compared to a net loss of $4.5 million, or $0.06 per share, in the third quarter of 2014. As of September 30, 2015, cash and cash equivalents totaled $1.5 million, an increase of $0.3 million from the three month period ending June 30, 2015, with $3.4 million in borrowings outstanding under the Company's credit facility.

Henry Dubois, President and CEO of Hooper Holmes commented, "Our business momentum continues to build. Year to date, we have won new sales providing approximately $5.0 million of revenue in 2015 and an estimated $11.0 million in revenue in 2016. To support our operations, sales growth, and service our debt obligations associated with the AHS acquisition we plan to raise $4.0 million by offering existing shareholders the opportunity to purchase additional shares through a rights offering. Directors, executive officers, related parties and a key shareholder, as disclosed in our S-1, are fully engaged in this capital raise. I am pleased to report that we have more than $1 million in non-binding commitments from this group. We hope to launch this program in early December and close the transaction in the first quarter of 2016. The registration statement is available on our website, and with the SEC."

Conference Call

The Company will host a conference call today, Thursday, November 12, 2015, at 7:30 a.m. CT (8:30 a.m. ET) to discuss third quarter 2015 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-438-5519, or internationally 719-785-1765, conference ID: 3408680, five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 10:30 a.m. CT (11:30 a.m. ET) on November 12, 2015 until 11:00 p.m. CT (midnight ET) on November 19, 2015, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 3408680.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenues	$9,272	$7,875	$22,615	$21,852
Cost of operations	7,143	6,021	18,060	16,193
Gross profit	2,129	1,854	4,555	5,659
Selling, general and administrative expenses	3,740	3,541	10,212	12,007
Transaction costs	57	-	737	-
Gain on sale of real estate		(1,830)		(1,830)
Operating income (loss) from continuing operations	(1,668)	143	(6,394)	(4,518)
Interest expense, net	(388)	(61)	(1,097)	(156)
Income (loss) from continuing operations before taxes	(2,056)	82	(7,491)	(4,674)
Income tax expense	5	5	15	15
Income (loss) from continuing operations	(2,061)	77	(7,506)	(4,689)

Discontinued operations:
Gain on sale of subsidiaries, net of adjustments	-	1,354	-	1,204
Loss from discontinued operations, net of tax	(57)	(2,739)	(82)	(3,321)
Loss from discontinued operations	(57)	(1,385)	(82)	(2,117)
Net loss	$(2,118)	$(1,308)	$(7,588)	$(6,806)

Reconciliation of GAAP results to Non-GAAP results
Gain on sale of real estate/restructuring	-	(1,830)	-	(1,738)
Gain on sale of lab services	-	(1,354)	-	(1,204)
AHS transaction & integration costs	304	-	1,242	-
Close-out cost of 2013 Portamedic sale	168	-	168	-
Adjusted (Non-GAAP) net loss	$(1,646)	$(4,492)	$(6,178)	$(9,748)

Adjusted net loss for third quarter 2015 was $1.6 million, compared to $4.5 million of adjusted net loss in the third quarter of 2014. The above schedule is a description of adjustments made to net loss.

Income (loss) per share
Continuing operations:
Basic	$(0.03)	$0.00	$(0.10)	$(0.07)
Diluted	(0.03)	0.00	(0.10)	(0.07)
Discontinued operations:
Basic	(0.00)	(0.02)	(0.00)	(0.03)
Diluted	(0.00)	(0.02)	(0.00)	(0.03)
Net loss:
Basic	(0.03)	(0.02)	(0.10)	(0.10)
Diluted	(0.03)	(0.02)	(0.10)	(0.10)

Weighted average number of shares:
Basic and diluted	77,789,792	70,866,603	75,391,420	70,623,068

Adjusted net loss is not a recognized term under GAAP. These non-GAAP financial measures should not be substituted for GAAP net earnings or GAAP diluted earnings per share, respectively, as measures of Hooper Holmes’ performance, but instead should be utilized as supplemental measures of financial performance in evaluating our business.

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,528	$5,201
Accounts receivable, net of allowance for doubtful accounts	7,546	3,178
Inventories	822	897
Other current assets	452	202
Total current assets	10,348	9,478

Property, plant and equipment, net	3,183	3,054
Intangible assets	5,498	-
Goodwill	657	-
Other assets	662	607
Total assets	20,348	13,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	4,688	2,508
Accrued expenses	5,276	4,083
Short-term debt	5,195	-
Total current liabilities	15,159	6,591

Long-term debt, net of discount	65	-
Other long term liabilities	1,702	1,191

Commitments and contingencies

Stockholders' equity:
Common stock	3,119	2,835
Additional paid-in capital	156,116	150,747
Accumulated deficit	(155,742)	(148,154)
	3,493	5,428
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	3,422	5,357
Total liabilities and stockholders' equity	$20,348	$13,139

CONTACT:
Hooper Holmes
Henry E. Dubois, 913-764-1045
President and CEO
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400